UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 20, 2004

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-31470	33-0430755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Milam, Suite 3100 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(832) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Plains Exploration & Production Company

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Item 7.01. Regulation FD Disclosure

Plains Exploration & Production Company (the “Company”, “our”, “we” or “us”) is furnishing pursuant to Item 7.01 its estimate of the expected earnings impact in the third quarter of 2004 from mark-to-market derivative transactions and stock appreciation rights. In accordance with General Instruction B.2. of Form 8-K, the information presented under this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Expected earnings impact in the third quarter from mark-to-market derivative transactions and stock appreciation rights.

As disclosed on September 21, 2004, during the third quarter of this year PXP restructured a significant portion of its 2005 fixed price oil swaps into collars for the period 2005-2008. These transactions, as well as certain other existing commodity derivative contracts to which we are a party, do not qualify for hedge accounting. Consequently, these contracts are marked-to-market each quarter with changes in fair value recognized currently as a derivative gain or loss on the income statement. Cash flow is only impacted to the extent the actual settlements under these contracts result in making or receiving a payment from the counterparty and is recognized in financing activities on the cash flow statement.

The market values of these derivative contracts are affected by, among other factors, changes in the underlying commodity prices, commodity price volatility and duration of the contracts. As a general matter, derivative fair value losses are recorded on the income statement when the market value of the underlying commodity increases from period to period and derivative fair value gains are recorded on the income statement when the market value of the underlying commodity decreases from period to period. Thus, while the future prospects for our business may be improved by higher commodity prices, accounting rules require that we immediately charge to earnings the hypothetical loss we would incur if we chose to close out these derivative contracts on the reporting date.

Since oil prices rose during the third quarter of 2004, we expect our financial statements to be impacted by an unrealized after-tax derivative fair value loss of approximately $70 million, or $0.90 per share for the period.

In addition, PXP issues stock appreciation rights (SARs) to employees and accounting for SARs requires that we record an expense or a credit for vested or deemed vested SARs depending on whether, during the period, our stock price either rose or fell, respectively. Accordingly, since PXP’s stock price increased from $18.35/share on June 30, 2004, to $23.86 on September 30, we anticipate recording an after tax charge of approximately $9 million, or $0.12 per share in the third quarter for SARs.

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Forward-Looking Statements and Associated Risks

This Report on Form 8-K includes forward-looking statements based on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “will”, “would”, “should”, “plans”, “likely”, “expects”, “anticipates”, “intends”, “believes”, “estimates”, “thinks”, “may”, and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, among other things:

•	uncertainties inherent in the development and production of oil and gas and in estimating reserves;

•	unexpected difficulties in integrating our operations as a result of any significant acquisitions, including the recent acquisition of Nuevo Energy Company (“Nuevo”);

•	unexpected future capital expenditures (including the amount and nature thereof);

•	impact of oil and gas price fluctuations;

•	the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance, and

•	general economic, market, industry or business conditions.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue certainty on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: October 20, 2004	/s/ Cynthia A. Feeback
Cynthia A Feeback
Senior Vice President - Accounting and Controller

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